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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
APRIL 17, 2001

FOR FURTHER INFORMATION, CONTACT:
MEDIA                                    ANALYSTS
-----                                    --------
JERI GRIER        (614) 480-5413         LAURIE COUNSEL           (614) 480-3878
LAURA BOWERS      (614) 480-4433         CHERI GRAY               (614) 480-3803


                          HUNTINGTON BANCSHARES REPORTS
                           FIRST QUARTER 2001 EARNINGS

         COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported first quarter earnings of $67.9 million, or $.27 per share, compared with $76.2 million, or $.30 per share, in the fourth quarter 2000 and $104.2 million, or $.42 per share, a year ago. Return on average assets (ROA) was .97% and return on average equity (ROE) was 11.53% for the quarter versus 1.06% and 12.89% for the fourth quarter 2000 and 1.45% and 18.99% in the year-ago quarter.

         "These results are clearly not acceptable," said Thomas Hoaglin, president and chief executive officer of Huntington Bancshares Incorporated. "We must pick up the pace of growing revenues and reducing expenses, while maintaining our credit quality in this challenging environment. Clearly, changes will be necessary. However, I am confident my Huntington associates will welcome change in the context of a positive new direction that I believe will produce stronger performance."

         Net interest income increased $10.1 million to $243.1 million from the fourth quarter as a result of net interest margin expansion and was at the highest level since the fourth quarter of 1999. The margin expanded 23 basis points, from 3.70% in the fourth quarter to 3.93% in the current quarter, benefiting from the 1.50% decline in short-term interest rates during the quarter and the continued reduction of the investment portfolio.

         Total managed loan growth during the quarter slowed to an annualized 6% rate from the fourth quarter rate of 11%. The slowdown in economic conditions and the volatility in the financial markets significantly impacted consumer loan growth, with these loans increasing at an

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annualized rate of 5% versus 16% in the fourth quarter. The softening in consumer loan growth was particularly pronounced in the automobile loan and leasing category, where the annualized growth rate slowed from 16% in the fourth quarter to zero in the current quarter. Home equity loans, however, increased at a 14% annualized rate from the previous quarter in spite of the significant increase in first mortgage refinancing activity. Commercial and commercial real estate loans increased at a combined 8% rate in the first quarter versus 6% in the prior quarter.

         Non-interest income, excluding securities gains, was $115.6 million for the quarter, down from $129.7 million in the preceding three months. Securitization income declined $8.8 million from the unusually high level reported in the fourth quarter, primarily due to a reduction in the volume of loans securitized during the recent period. Most other categories of non-interest income were also down slightly, with the exception of brokerage revenue, which was up 10% as a result of stronger annuity sales.

         Non-interest expense totaled $234.1million in the first quarter, an increase of $10.2 million from the previous three months. Significant factors that contributed to the increase were: higher personnel expenses; a $4.2 million loss from the sale by Huntington's Money Market Mutual Fund of Pacific Gas & Electric commercial paper, for which Huntington fully reimbursed the fund; and, the premiums paid in the recent quarter to insure the residual values underlying Huntington's vehicle leases against possible market declines. The residual value insurance program provides Huntington with first-dollar protection against possible declines in Automotive Lease Guide (ALG) values. Huntington purchased insurance on both its existing leases (subject to a lifetime cap of $120 million) as well as on those to be originated in the future.

         Reported net charge-offs, as a percent of average loans, totaled .55% in the first quarter versus .50% in the previous three months. All of the increase occurred in both the commercial and commercial real estate portfolios, with charge-offs on consumer loans unchanged during the quarter. Non-performing assets increased $19.5 million from the fourth quarter to $124.9 million, representing .60% of total loans and other real estate at quarter-end versus $105.4 million or .51% at the end of the fourth quarter. The allowance for loan losses was 1.45% of total loans, unchanged since the fourth quarter of 1999.

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         The equity to assets ratio increased from 7.62% for the first quarter last year to 8.46% for first quarter 2001, resulting from the restructuring of the balance sheet that has taken place over the last year. Huntington's capital ratios continue to exceed regulatory requirements for a "well-capitalized" institution.

         A conference call to discuss first quarter results will be held today at 11:00 a.m. Eastern and will be available via a live Internet Webcast at www.streetfusion.com. The slides for the conference call, along with management's comments, will be filed with the Securities and Exchange Commission on Form 8-K.

         A version of this press release containing supplemental tables is available via PR Newswire's Fax-on-Demand system. Please call (800) 753-0352 and enter extension 756. The financial tables are also included in the 8-K mentioned above as well as at www.huntington-ir.com. For faxed copies of all other news releases, please call (800) 758-5804 extension 423276.

         Huntington Bancshares Incorporated is a $28 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 135 years of serving the financial needs of its customers. Huntington provides innovative products and services through more than 500 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. Huntington also offers products and services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank, and through its network of more than 1,400 ATMs.

         The thirty-fifth annual meeting of shareholders of the corporation will held in the Capitol Square banking office lobby, 17 South High Street, Columbus, Ohio on Thursday, April 19, 2001 at 5:00 p.m. Eastern time.

FORWARD-LOOKING STATEMENT DISCLOSURE:

         This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such

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statements for a variety of factors including: changes in economic conditions;
movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

                                       ###

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                       HUNTINGTON BANCSHARES INCORPORATED
                        CONSOLIDATED COMPARATIVE SUMMARY
                    (in thousands, except per share amounts)

--------------------------------------------------------------------------------
                       CONSOLIDATED RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                      THREE MONTHS ENDED
                                           MARCH 31,
                                    ----------------------         CHANGE
                                      2001          2000              %
                                    --------      --------        --------
Interest Income                     $517,975      $515,557          0.5%
Interest Expense                     274,851       274,866           --
Net Interest Income                  243,124       240,691          1.0
Provision for Loan Losses             33,464        15,701        113.1
Securities Gains                       2,078        24,763          N.M.
Non-Interest Income                  115,646       100,931         14.6
Non-Interest Expense                 234,090       200,106         17.0
Income Before Income Taxes            93,294       150,578        (38.0)
Provision for Income Taxes            25,428        46,405        (45.2)
                                    --------      --------
NET INCOME                          $ 67,866      $104,173        (34.9)%
                                    ========      ========

PER COMMON SHARE AMOUNTS(1)

  Net Income per Common Share
       Basic                        $   0.27      $   0.42        (35.7)%
       Diluted                      $   0.27      $   0.42        (35.7)%
       Diluted - Cash Basis(2)      $   0.30      $   0.44        (31.8)%

  Cash Dividends Declared           $   0.20      $   0.18         11.1%

  Book value at end of period       $   9.58      $   8.60         11.4%

AVERAGE COMMON SHARES(1)

       Basic                         250,998       247,974          1.2%
       Diluted                       251,510       249,139          1.0%

--------------------------------------------------------------------------------
                              KEY OPERATING RATIOS
--------------------------------------------------------------------------------

                                       THREE MONTHS ENDED
                                           MARCH 31,
                                   -------------------------
                                      2001           2000
                                   -----------     ---------
Return On:
  Average Total Assets               0.97%            1.45%
  Average Shareholders' Equity      11.53%           18.99%
Efficiency Ratio                    61.95%           53.93%
Net Interest Margin                  3.93%            3.78%

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                    CONSOLIDATED STATEMENT OF CONDITION DATA
--------------------------------------------------------------------------------

                        AVERAGE FOR THREE MONTHS
                             ENDED MARCH 31,                           AT MARCH 31,
                       -------------------------   CHANGE        ------------------------    CHANGE
                           2001          2000        %              2001         2000           %
                        ----------    ----------    ----         ----------    ----------      ---
Loans - Reported       $20,703,769   $20,797,762    (0.5)%      $20,870,648   $20,531,039      1.7%
Loans - Managed         22,061,281    20,799,207     6.1         22,210,181    21,010,669      5.7
Total Deposits          19,065,407    19,790,564    (3.7)        19,130,157    19,779,364     (3.3)
Assets - Reported       28,236,740    28,952,570    (2.5)        28,441,188    28,407,979      0.1
Shareholders' Equity     2,387,653     2,205,921     8.2          2,405,256     2,098,823     14.6

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                        CAPITAL RATIOS AND ASSET QUALITY
--------------------------------------------------------------------------------

                                                                                                        AT
                                       MARCH 31,                                                     MARCH 31,
                                 -------------------                                            --------------------
                                   2001       2000                                                2001        2000
                                 --------    -------                                            --------     -------
Tier I Risk-Based Capital(3)       7.20%      7.23%     Non-performing loans(NPLs)              $110,855   $ 78,307
Total Risk-Based Capital(3)       10.33%     10.90%     Total non-performing assets(NPAs)       $124,886   $ 92,211
Tier I Leverage(3)                 7.13%      6.45%     Allowance for loan losses/total loans       1.45%      1.45%
Average Equity/Assets              8.46%      7.62%     Allowance for loan losses/NPLs            272.23%    378.95%
Tangible Equity/Assets             6.01%      5.49%     Allowance for loan losses and other
                                                           real estate/NPAs                       239.42%    316.30%

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(1) Adjusted for stock dividends and stock splits, as applicable.
(2) Tangible or "Cash Basis" net income excludes amortization of goodwill, net of income taxes.
(3) Estimated.
N.M. - Not Meaningful